EXHIBIT 14.1

March 30, 2005

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RADCOM Ltd.
Tel Aviv
Israel

We consent to the incorporation by reference in the Registration Statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13252, No. 333-13254, No. 333-14236 and No. 333-111931) on Form S-8 and in the Registration Statement on Form F-3 (File No. 333-115475) of RADCOM Ltd. of our report dated March 30, 2005, relating to the consolidated balance sheets of RADCOM Ltd. as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 20-F of RADCOM Ltd.

/s/Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International